                           Offer to Purchase For Cash
                                      AIMCO
                   AIMCO/Bethesda Holdings Acquisitions, Inc.
              is offering to purchase limited partnership units in
                               SECURED INCOME L.P.
                           FOR $23.30 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth herein, we will accept units validly tendered in response to our offer. Your partnership's agreement of limited partnership prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period. If more units are tendered than are permitted to be transferred by the agreement of limited partnership and not withdrawn, we will accept for payment and pay for the maximum number of units so tendered that are allowed to be transferred, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units.

If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer and return all units to the tendering limited partners. See "The Offer --
Section 2. Acceptance for Payment and Payment for Units" and "Section 17. Conditions of the Offer."

Our offer and your withdrawal rights will expire at midnight, New York City time, on September 29, 2004, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced by the amount of any distributions subsequently made by your partnership prior to the expiration of our offer.

      SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

- We determined the offer price of $23.30 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

- One of the three general partners of your partnership is our subsidiary, and we control a 50% interest in one of the other general partners. These general partners therefore have substantial conflicts of interest with respect to our offer.

- We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

            (Continued on next page)

             ------------------------------------------------------

      If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal, which is attached to this offer to purchase as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at its address set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT (800) 217-9608.

                                September 1, 2004

(Continued from prior page)

- It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

- For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of properties owned by your partnership.

- The affiliated general partners (as defined below) make no recommendation as to whether you should tender your units.

- If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partners of your partnership and most amendments to the partnership agreement.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

                                    By Mail:

                            1275 Valley Brook Avenue
                          Lyndhurst, New Jersey 07071 L
                                 (800) 217-9608

                                  By Facsimile:

                                 (201) 460-0050

                              By Overnight Courier:

                            1275 Valley Brook Avenue
                           yndhurst, New Jersey 07071
                                 (800) 217-9608

                                  By Telephone:

                            TOLL FREE (800) 217-9608

                                    By Hand:

                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071
                                 (800) 217-9608

                                TABLE OF CONTENTS

                                                                            Page
SUMMARY TERM SHEET.............................................................1

RISK FACTORS...................................................................4

   We did not obtain a third-party valuation or appraisal and did not determine our offer price through arms-length negotiation. ..............4
   Our offer price may not represent fair market value. .......................4
   Our offer price does not reflect future prospects. .........................4
   Our offer price may be less than liquidation value. ........................4
   Continuation of the partnership; no time frame regarding sale of partnership interests or property. ......................................4
   Holding your units may result in greater future value. .....................5
   Your general partner faces conflicts of interest with respect to the offer. ..................................................................5
   Your general partner is not making a recommendation with respect to this offer. .............................................................5
   We may make a future offer at a higher price. ..............................5
   You will recognize taxable gain on a sale of your units and your tax liability may exceed our offer price. ...................................5
   If you tender units to us in this offer, you will no longer be entitled to distributions from your partnership. ........................6
   If we acquire a substantial number of units in this offer, we could control your partnership. ...............................................6
   You could recognize gain in the event of a reduction in your partnership's liabilities. ..............................................6
   You may be unable to transfer your units for a 12-month period. ............6
   We may delay our acceptance of, and payment for, your units. ...............6

THE OFFER......................................................................7

   Section 1.     Terms of the Offer; Expiration Date; Proration...............7
   Section 2.     Acceptance for Payment and Payment for Units.................8
   Section 3.     Procedure for Tendering Units................................9
   Section 4.     Withdrawal Rights...........................................11
   Section 5.     Extension of Tender Period; Termination; Amendment; No
                  Subsequent Offering Period..................................11
   Section 6.     Material Federal Income Tax Matters.........................12
   Section 7.     Effects of the Offer........................................15
   Section 8.     Information Concerning Us and Certain of Our Affiliates.....16
   Section 9.     Background and Reasons for the Offer........................20
   Section 10.    Position of the General Partner of your Partnership
                  with respect to the Offer...................................24
   Section 11.    Conflicts of Interest and Transactions with Affiliates......25
   Section 12.    Future Plans of the Purchaser...............................26
   Section 13.    Certain Information concerning your Partnership.............27
   Section 14.    Voting Power................................................31
   Section 15.    Source of Funds.............................................31
   Section 16.    Dissenters' Rights..........................................32
   Section 17.    Conditions of the Offer.....................................32
   Section 18.    Certain Legal Matters.......................................34
   Section 19.    Fees and Expenses...........................................35

ANNEX II - LETTER OF TRANSMITTAL...............................................1

                               SUMMARY TERM SHEET

      This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found

      All references to the property owned by your partnership refer to Fieldpointe Apartments and The Westmont (the "properties"), each of which is owned by a separate operating partnership in which your partnership holds a 99% limited partnership interest. Additionally, statements and information attributed to the general partners of your partnership have been provided by Real Estate Equity Partners, L.P. ("REEP"), one of the three general partners of your partnership. Its corporate general partner is our subsidiary, and REEP owns a 50% interest in WRC - 87A Corporation, one of the other general partners of your partnership ("WRC" which, together with REEP, constitute, to the extent controlled by us, our "affiliated general partners").

- THE OFFER. Subject to the terms hereof, we are offering to acquire up to the maximum number of limited partnership units of Secured Income L.P., your partnership, allowed to be purchased under your partnership's agreement of limited partnership for $23.30 per unit in cash. See "The Offer -- Section 1. Terms of the Offer; Expiration Date; Proration", "The Offer -- Section 7. Effects of the Offer" and "The Offer -- Section 9. Background and Reasons for the Offer -- Determination of Offer Price."

- FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

      - The per unit liquidation value of your partnership, which we calculated to be $23.30, is based on the operating results of your partnership for the twelve month period ended December 31, 2003, as capitalized using the direct capitalization method and using a capitalization rate of 8.75% with respect to Fieldpointe Apartments and 7.00% with respect to The Westmont.

      - Prices at which units have recently sold to the extent such information is available to us.

      -     The absence of a trading market for the units. See "The Offer --
            Section 9. Background and Reasons for the Offer -- Comparison of Offer Price to Alternative Consideration."

- PRORATIONS. If more units than can be purchased under the partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12 month period. We are offering to acquire the maximum number of units permissible under your partnership's agreement of limited partnership. See "The Offer -- Section 2. Acceptance for Payment and Payment for Units."

- EXPIRATION DATE. Our offer expires on September 29, 2004, unless extended, and you can tender your units until our offer expires. See "The Offer --
      Section 1. Terms of the Offer; Expiration Date; Proration."

- RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

- HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal which is attached to this offer to purchase as Annex II, to the Information Agent, The Altman Group, Inc., at the address set forth on the back of this offer to purchase. See "The Offer -- Section 3. Procedure for Tendering Units."

- WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after November 1, 2004 if we have not already accepted units for purchase and payment. See "The Offer --
      Section 4. Withdrawal Rights."

- HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer -- Section 4. Withdrawal Rights."

- TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer - - Section 6. Material Federal Income Tax Matters."

- AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offer. See "The Offer -- Section 15. Source of Funds."

- CONDITIONS OF THE OFFER. There are a number of conditions of our offer, including the absence of competing tender offers, the absence of certain changes in your partnership, the absence of certain changes in the financial markets, and there being at least 320 unitholders outstanding upon the consummation of the offer. See "The Offer -- Section 7. Effects of the Offer," and "Section 17. Conditions of the Offer."

- REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer - -
      Section 7. Effects of the Offer."

- WHO WE ARE. We are AIMCO/Bethesda Holdings Acquisitions, Inc., a subsidiary of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer -- Section 8. Information Concerning Us and Certain of Our Affiliates." WE AND OUR AFFILIATES CURRENTLY OWN 162,564 UNITS, OR APPROXIMATELY 16.51%, OF THE OUTSTANDING UNITS OF YOUR PARTNERSHIP. IF WE ACQUIRE MORE THAN 329,718.94 UNITS, OR APPROXIMATELY 33.5% OF THE OUTSTANDING LIMITED PARTNER UNITS, WE AND OUR AFFILIATES WILL OWN A MAJORITY OF THE OUTSTANDING LIMITED PARTNER UNITS.

- OPERATING PARTNERSHIPS. Your partnership has invested in multi-family residential housing complexes by acquiring approximately 99% of the limited partnership interest in two limited partnerships that own and operate such property (each an "operating partnership"). One of the general partners of your partnership, WRC-87A Corporation, is a special limited partner in each of the operating partnerships and has special rights in connection therewith. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

- CONFLICTS OF INTEREST; MANAGEMENT FEES. We control REEP, one of the three general partners of your partnership, through its general partner, and we control a 50% interest in WRC, another general partner of your partnership. Because our affiliated general partners have an indirect opportunity to realize a greater profit if we acquire units at a low price and unitholders have an interest in selling their units at the highest possible price, a conflict of interest exists for two of your general partners. See "The Offer -- Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer -- Section 13. Certain Information Concerning Your Partnership."

- NO GENERAL PARTNER RECOMMENDATION. The affiliated general partners of your partnership make no recommendation as to whether you should tender or refrain from tendering your units, and each limited partner should make his or her own decision whether or not to tender. See "The Offer --
      Section 10. Position of the General Partners of your Partnership with respect to the Offer."

- NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

- ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at its address or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

      Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

      We did not base our valuation of the properties owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third-party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

      There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive upon a sale of your units in an open market. Such prices could be higher than our offer price. For example, units of your partnership have been purchased since January 1, 2002 in secondary markets for prices up to $13.50 per unit as reported by The Direct Investments Spectrum (formerly known as The Partnership Spectrum) (see "Section 9. Background and Reasons for the Offer - Prices on Secondary Markets").

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

      Our offer price is based on your partnership's pro forma property income for the twelve month period ended December 31, 2003. It does not ascribe any value to potential future improvements in the operating performance of your partnership's residential properties.

OUR OFFER PRICE MAY BE LESS THAN LIQUIDATION VALUE.

      The actual proceeds obtained from liquidation are highly uncertain and could be more or less than our estimate. Other persons could derive different estimates of the liquidation value. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may use different valuation methods to determine the price of your partnership's assets. Neither we nor your partnership have obtained a recent independent, third party appraisal or calculation of the liquidation value of your partnership. Accordingly, our offer price could be higher or lower than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PARTNERSHIP INTERESTS OR PROPERTIES.

      Based on information provided by our affiliated general partners and statements made in public filings with the Securities and Exchange Commission (the "SEC") by your partnership's other general partner in connection with prior tender offers, we believe that your general partners are proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated March 5, 1987, pursuant to which units in your partnership were sold, indicated that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within eight to twelve years of their acquisition, provided market conditions permit. The prospectus also indicated that there would be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2036. It is not known when the properties owned by your partnership may be sold. The units in the partnership are illiquid, and it may be difficult to sell your investment in the partnership in the future. The affiliated general partners of your partnership continually consider whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the affiliated general partners of your partnership are of the opinion that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. In particular, the affiliated general partners considered the changes in the local rental market resulting from local economic conditions (such as unemployment, availability of alternative rental properties, vacancy rates, and market rents), the potential for appreciation in the value of a property given current market conditions for the sale of residential properties (that is, the current expected sales price of the properties given current demand for these types of properties), and the potential for tax liability to the partners on a sale of properties. We do not currently expect that any of your partnership's properties will be sold in the foreseeable future, and we cannot predict when your partnership's properties will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

      Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. At the current time, the affiliated general partners of your partnership are of the opinion that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. If your partnership's properties were sold in the future and the net proceeds were distributed to the partners of your partnership, the amount of such distribution might exceed our offer price.

THE AFFILIATED GENERAL PARTNERS FACE CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

      We control REEP, one of the three general partners of your partnership, through its general partner, and we control a 50% interest in WRC, another of the general partners. As a result, two of the three general partners have substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

THE AFFILIATED GENERAL PARTNERS ARE NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.

      The affiliated general partners of your partnership make no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

      It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS AND YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE.

      Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

      If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the properties owned by your partnership.

IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THIS OFFER, WE COULD CONTROL YOUR PARTNERSHIP.

      Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partners. We control REEP, one of the three general partners of your partnership, through its general partner, and we control a 50% interest in WRC, another of the general partners. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partners, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 162,564 or approximately 16.51%, of the outstanding limited partner units of your partnership. If we acquire more than an additional 33.5% of the outstanding limited partner units, we and our affiliates will own a majority of the outstanding limited partner units and will have the ability to control such votes of the limited partners.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

      Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the affiliated general partners of your partnership do not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partners to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.

      Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. Because an unaffiliated third party maintains the transfer records of the partnership, we cannot estimate how many units have been transferred in the previous twelve month period. If units are validly tendered and not withdrawn that would cause more than 50% of the total interest and capital of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. We are seeking in the offer the maximum amount allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

      We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended up to 90 days from the date of commencement of the offer, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

                                    THE OFFER

1.    TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

      We are offering to acquire up to the maximum number of limited partnership units in your partnership allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months, for $23.30 per unit in cash, upon the terms and subject to the conditions of the offer. The purchase price per unit will be automatically reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw the units.

      If, prior to the expiration date, we increase the consideration offered pursuant to the offer, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether the units were tendered prior to the increase in offer consideration.

      Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer - - Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on September 29, 2004, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer - - Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

      If more units than can be purchased under your partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer - Section 2. Acceptance for Payment and Payment for Units."

      The offer is not conditioned upon any minimum number of units being tendered. However, the offer is conditioned on satisfaction of certain conditions, including among other things, there being at least 320 unitholders remaining after our purchase of all units validly tendered and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer -- Section 4. Withdrawal Rights." See "The Offer -- Section
17. Conditions of the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase all of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. If we accept any of the units tendered, we will accept all other validly tendered units in accordance with the terms of the offer. For administrative purposes, the transfer of units will be effective as of the first day of the calendar month after the Partnership receives appropriate documents evidencing the transfer of the units. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

      This offer is being mailed on or about September 1, 2004 to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by individual retirement accounts and qualified plans, beneficial owners of units as of August 4, 2004.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

      Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, units validly tendered promptly after the expiration date. A tendering beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal. The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. See "The Offer -- Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

      Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12 month period. Because an unaffiliated third party maintains the transfer records of the partnership, we cannot estimate how many units have been transferred in the previous twelve month period. If units are validly tendered and not withdrawn that would cause more than 50% of the total interest and capital of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. We are seeking in the offer the maximum amount allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

      If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn, we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, adjusted by rounding down to the nearest whole number of units tendered by each unitholder to avoid purchases of fractional units, as appropriate.

      If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

      For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

      If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by November 1, 2004, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

      We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.    PROCEDURE FOR TENDERING UNITS.

      VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at its address set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

      SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

      In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

      THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

      APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy and power of attorney granted by you to us will remain effective and be irrevocable for the maximum period permitted by applicable law.

      By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for the maximum period permitted by applicable law. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partners (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partners of your partnership a change of address form instructing the general partners to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case in your name and on your behalf.

      ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably sell, assign, transfer, convey and deliver to us and our assigns all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of your ownership in the units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, damages paid in connection with any existing or future litigation and all other distributions and payments made from and after the effective date, in respect of the units tendered by you and accepted for payment and thereby purchased by us;
(ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership or any agreement pursuant to which the units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership, the Purchase Agreement or your ownership of the units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your past, present and future claims, if any, whether on behalf of your partnership, individually or on behalf of a putative class (including without limitation any claims against limited partners of the partnership, the general partner(s) and/or any affiliates thereof), under, arising out of or related to your partnership's agreement of limited partnership, the Purchase Agreement, your status as a limited partner, the terms or conditions of this offer, the management of your partnership, monies loaned or advanced, services rendered to your partnership or its partners, or any other claims arising out of or related to your ownership of the units. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

      DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and to waive or amend any of the conditions of the offer that we are legally permitted to waive or amend as to the tender of any particular unit, provided that if we waive or amend any condition with respect to one unit, we will waive or amend such condition as to all units. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

      BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer -- Section 6. Material Federal Income Tax Matters."

      STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

      FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer --
Section 6. Material Federal Income Tax Matters."

      TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

      BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.    WITHDRAWAL RIGHTS.

      You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after November 1, 2004 if the units have not been previously accepted for payment.

      For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

      If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

      Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer -- Section 3. Procedure for Tendering Units."

      All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

      We expressly reserve the right, in our reasonable discretion (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer -- Section
17. Conditions of the Offer," to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer, and we will not delay payment subsequent to the expiration of the offer other than in anticipation of receiving necessary government approvals. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

      If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer -- Section 4. Withdrawal Rights," subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

      If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. Because of the remote possibility that we may purchase fewer than all units tendered, a subsequent offering period is not available to us.

6.    MATERIAL FEDERAL INCOME TAX MATTERS.

      The following is a summary of the material United States federal income tax consequences of the offer to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

      THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

      TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue
Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

      ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (a) your share of partnership cash distributions, (b) any decreases in your share of partnership liabilities, (c) your share of partnership losses, and (d) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

      CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

      If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

      PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

      Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

      INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal.

      Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

      STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

      TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Your partnership's agreement of limited partnership prohibits such a sale or exchange of units. We are seeking in the offer the maximum amount allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months. If units are validly tendered and not withdrawn that would cause such a transfer, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer -- Section 2. Acceptance for Payment and Payment for Units." Because an unaffiliated third party maintains the transfer records of the partnership, we cannot estimate how many units have been transferred in the previous twelve month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

      If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

      You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

      A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes, which could result in the recognition of partnership income, gain, or loss in an earlier taxable period than such income, gain, or loss would otherwise be reported for income tax purposes had your partnership not terminated.

7.    EFFECTS OF THE OFFER.

      Because two of the general partners of your partnership are our affiliates, we could be deemed to have control over the management of your partnership. In addition, we and our affiliates own 162,564 or approximately 16.51%, of the outstanding limited partnership units of your partnership. If we acquire more than 33.5% of the outstanding limited partnership units pursuant to this offer, we and our affiliates will own more than 50% of the total outstanding limited partnership units. This interest, combined with our control of the affiliated general partners, would allow us to have significant influence over most voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to this offer, we may be able to significantly influence the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners.

      DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

      PARTNERSHIP STATUS. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We are of the opinion that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the affiliated general partners of your partnership believe that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

      BUSINESS. Our offer will not affect the operation of the properties owned by your partnership. We will continue to control one of the general partners of your partnership and to be affiliated with another general partner of your partnership. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units.

      EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(G) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, transfers may be limited in the succeeding 12-month period because the partnership agreement prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period. Because an unaffiliated third party maintains the transfer records of the partnership, we cannot estimate how many units have been transferred in the previous twelve month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

      Further, if a substantial number of unitholders tender their units pursuant to our offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we are of the opinion that a reduction in the number of limited partners will not materially further restrict your ability to find purchasers for your units through secondary market transactions.

      The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership has 971 unitholders, as of December 31, 2003. If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer, and return all tendered units to the tendering limited partners to assure that there is no reasonable likelihood that the partnership would have fewer than 320 unitholders as a result of the offer. See "The Offer -- Section
17. Conditions of the Offer."

      ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.    INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

      GENERAL. We are AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation and a subsidiary of AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Properties"). Together with its subsidiaries, AIMCO Properties conducts substantially all of the operations of AIMCO. AIMCO is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the acquisition, ownership, management and redevelopment of apartment properties. As of June 30, 2004, AIMCO owned or managed a real estate portfolio of 1,578 apartment properties containing 278,011 apartment units located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, as of December 31, 2003, AIMCO was the largest REIT owner and operator of apartment properties in the United States. AIMCO's portfolio includes garden style, mid-rise and high-rise properties and we serve approximately one million residents per year.

      AIMCO owns an equity interest in, and consolidates the majority of, the properties in its owned real estate portfolio. These properties represent the consolidated real estate holdings in its financial statements ("consolidated properties"). In addition, AIMCO has an equity interest in, but does not consolidate, certain properties that are accounted for under the equity method. These properties represent the investment in unconsolidated real estate partnerships in its financial statements ("unconsolidated properties"). Additionally, AIMCO manages (both property and asset) but does not own an equity interest in other properties, although in certain cases AIMCO may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund. The equity holdings and managed properties are as follows as of June 30, 2004:

                                                     Total Portfolio
                                                --------------------------
                                                Properties        Units
                                                ----------      ----------
      Consolidated properties                          698         174,760
      Unconsolidated properties                        382          54,245
      Property managed for third parties                82           9,534
      Asset managed for third parties                  416          39,472
                                                ----------      ----------
      Total                                          1,578         278,011
                                                ----------      ----------

      Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Our telephone number is (303) 757-8101.

      The names, positions and business addresses of the directors and executive officers of AIMCO and REEP (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

      AIMCO Properties and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      For more information regarding AIMCO and AIMCO Properties, please refer to their Annual Reports on Form 10-K for the year ended December 31, 2003 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

      Except as described in "The Offer -- Section 9. Background and Reasons for the Offer", and "The Offer -- Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer -- Section 13. Certain Information concerning your Partnership -- Beneficial Ownership of Interests in your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

      SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES. Certain financial information relating to AIMCO Properties is hereby incorporated by reference to the audited financial statements for AIMCO Properties' 2003 and 2002 fiscal years set forth in Part II, Item 6 of AIMCO Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC (the "2003 10-K") and the unaudited financial statements for the quarters ended June 30, 2004 and 2003 filed with the SEC on August 9, 2004 (the "2004 10-Q"). These reports may be inspected at, and copies may be obtained from the same places and in the manner set forth above.

      Set forth below is certain selected consolidated financial information relating to AIMCO Properties and its subsidiaries, which has been derived from the financial statements contained in the 2003 10-K and the 2004 10-Q. More comprehensive financial information is included in the 2003 10-K, the 2004 10-Q and other documents filed by AIMCO Properties with the SEC. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein, which may be obtained as provided below.

                                                             For the six months
                                                                   ended                             For year ended
                                                                  June 30,                            December 31,
                                                         --------------------------    -----------------------------------------
                                                            2004            2003           2003           2002           2001
                                                         -----------    -----------    -----------    -----------    -----------
                                                                          (in thousands, except per unit data)
OPERATING DATA:
Total revenues                                           $   750,781    $   727,386    $ 1,516,283    $ 1,387,831    $ 1,273,037
Total expenses                                               560,195        489,946      1,059,350        889,372        878,734

   Income before minority interest, discontinued
      operations and cumulative effect of change in
      accounting principle                                     6,441         56,979         80,551        201,479        143,953
   Income from continuing operations                          11,102         54,307         78,490        186,924        107,117
   Income from discontinued operations                        23,724         37,559         99,378         19,278         13,947
   Cumulative effect of change in accounting principle        (3,957)            --             --             --             --
   Net income                                                 30,869         91,866        177,868        206,202        121,064

PER SHARE DATA:
   Earnings (loss) per common share - basic:
      (Loss) income from continuing operations (net of
         preferred dividends)                            $     (0.33)   $      0.01    $     (0.24)   $      0.81    $      0.08
      Net (loss) income attributable to common
         stockholders                                          (0.14)          0.37           0.71           1.00           0.25
   (Loss) earnings per common share - diluted:
      (Loss) income from continuing operations (net of
         preferred dividends)                                  (0.33)          0.01          (0.24)          0.80           0.08
      Net (loss) income attributable to common
         stockholders                                          (0.14)          0.37           0.71           0.99           0.25
   Dividends declared per common share                          1.20           1.64           2.84           3.28           3.16

BALANCE SHEET INFORMATION:
   Real Estate, net of accumulated depreciation            8,948,049      8,841,155      8,606,281      8,615,287      6,330,521
   Total assets                                           10,370,760     10,245,724     10,124,617     10,355,329      8,200,526
   Total indebtedness                                      6,414,088      6,070,104      6,079,470      6,021,990      4,420,399
   Partner's capital                                       3,123,070      3,359,381      3,174,815      3,576,083      3,080,071

CASH FLOW DATA:
   Cash provided by operating activity                       165,984        287,915        430,258        496,670        491,846
   Cash (used in) provided by investing activity            (107,855)       113,948        313,164       (873,832)      (140,638)
   Cash (used in) provided by financing activity             (79,108)      (395,501)      (728,543)       398,637       (430,245)

OTHER DATA:
   Funds from operations available to common
      stockholders - diluted                                 137,458        186,978        349,108        498,589         528,655
   Weighted average number of common units, common
      units equivalents and dilutive preferred
      securities outstanding                                 104,251        104,819        108,151        109,538         102,147

            (1) Certain reclassifications have been made to the 2002 and 2001 amounts to conform to the 2003 presentation. These reclassifications primarily represent presentation changes related to discontinued operations resulting from the 2002 adoption of Statement of Financial Accounting Standards No. 144.

            (2) Funds From Operations, or FFO, is a financial measure not calculated in accordance with generally accepted accounting principles, or GAAP, that we believe, when considered with the financial data determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. The Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, cumulative effect of change in accounting principle, gains on dispositions of depreciable real estate to unconsolidated entities and other gains on dispositions of real estate from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, as further adjusted for amortization of management contracts and deficit distributions to minority partners. We calculate FFO (diluted) by subtracting redemption related preferred OP unit issuance costs and distributions on preferred OP units, adding back distributions on dilutive preferred securities and adding back the interest expense on dilutive mandatorily redeemable convertible preferred securities. FFO should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, although FFO is a measure used for comparability in assessing the performance of real estate investment trusts, there can be no assurance that our basis for computing FFO is comparable with that of other real estate investment trusts.

            For the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002, and 2001, our FFO was calculated as follows:

                                                              For the six months
                                                                    ended                        For year ended
                                                                   June 30,                       December 31,
                                                            ----------------------    -----------------------------------
                                                               2004         2003         2003         2002         2001
                                                            ---------    ---------    ---------    ---------    ---------
                                                                                    (in thousands)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS (A)    ($ 14,971)   $  38,790    $  74,242    $  98,556    $  20,930
Adjustments:
     Depreciation and amortization (net of minority
     partners' interest for years ended December 31,
     2003, 2002 and 2001)                                     182,900      171,878      304,957      245,351      313,842
     Depreciation and amortization related to non-real
     estate assets                                             (9,207)     (10,757)         (c)          (c)          (c)
     Depreciation of rental property related to minority
     partners' interest (b)                                   (22,963)     (15,243)         (c)          (c)          (c)
     Depreciation of rental property related to
     unconsolidated properties                                 11,644       13,042       25,817       33,549       57,506
     (Gain) Loss on dispositions of real estate related
     to unconsolidated entities and land                       (1,205)        (756)      (3,178)      22,362      (15,005)
     Deficit distributions to minority partners                 7,088        9,101       22,672       26,979       46,359

     Income tax arising from disposals                             --           --           --           --        3,202

     Cumulative effect of change in accounting principle        3,957           --           --           --           --
     Discontinued operations:
         Depreciation of rental property, net of minority
         partners' interest (b)                                 2,380       14,506       14,906       29,192       34,522
         Gain on dispositions of real estate, net of
         minority partners' interest (b)                      (21,585)     (44,542)    (101,849)      (4,374)          --
         Recovery of deficit distributions to minority
         partners                                              (3,318)        (500)     (10,718)       1,401        1,342

         Income tax arising from disposals                        789        4,306       12,134        2,507           --
     Preferred OP Unit distributions                           45,752       50,921       95,981      107,646      100,134

     Redemption related preferred OP Unit issuance costs           88        2,155        7,645           --           --
                                                            ---------    ---------    ---------    ---------    ---------
FUNDS FROM OPERATIONS                                         181,349      232,901      442,609      563,169      562,832
Preferred OP Unit distributions                               (45,752)     (50,921)     (95,981)    (107,646)    (100,134)

Redemption related preferred OP Unit issuance costs               (88)      (2,155)      (7,645)          --           --
Distributions on dilutive preferred securities                  1,949        6,659        9,138       41,905       64,389
Interest expense on mandatorily redeemable convertible
preferred securities                                               --          494          987        1,161        1,568
                                                            ---------    ---------    ---------    ---------    ---------
FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON UNITHOLDERS
- DILUTED                                                   $ 137,458    $ 186,978    $ 349,108    $ 498,589    $ 528,655
                                                            =========    =========    =========    =========    =========

(a) Represents our numerator for earnings per common unit calculated in accordance with GAAP.

(b) "Minority partners' interest," as referenced on this line item and others in this presentation means minority interest in our consolidated real estate partnerships.

(c) Not shown as separate amounts in presentation included in the December 31, 2003 Form 10-K.

9. BACKGROUND AND REASONS FOR THE OFFER.

      GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

      BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 162,564 of your partnership's outstanding limited partnership units. In addition, AIMCO controls a 0.333% general partner interest held by the general partner and shares control of a 0.334% general partner interest held by WRC-87A Corporation with the unaffiliated general partner.

      During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from our relationship with the affiliated and unaffiliated general partners. Our control of the affiliated general partners makes it possible for us to obtain access to some information. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. We are making this offer with a view to providing you with liquidity for your investment, but we may not make any more offers and will not be bound to do so.

      ALTERNATIVES CONSIDERED BY THE AFFILIATED GENERAL PARTNERS. Before we commenced this offer, the affiliated general partners of your partnership considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives that could have been pursued, with the consent of the unaffiliated general partners of your partnership. The affiliated general partners also considered that the consent of the unaffiliated general partners was required to effect certain transactions other than this offer.

      LIQUIDATION

      One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties). The term of the partnership will continue until December 31, 2036, unless the partnership is terminated sooner under the provisions of the partnership agreement.

      However, a liquidating sale of your partnership's properties would be a taxable event for all limited partners. If the partnership were liquidated, all of the unitholders, including those who wish to defer the taxable sale of their partnership interests, would be forced to participate in the transaction. Although the future operating results of your partnership and future sales prices of the properties owned by your partnership are uncertain, the operating performance of our partnership's property may improve in the future, which in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values are also a function of capitalization rates in the market and the interest rate environment at the time. See "The Offer -- Section

13. Certain Information Concerning Your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

      CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

      A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the properties owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the properties owned by your partnership.

      The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the properties owned by your partnership.

      ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's properties or merging your partnership with us. However, both of these alternatives would require a vote of all the unitholders. If the transaction were approved, all of the unitholders, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the unitholders, including those who would like to dispose of their investment in your partnership's properties, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that when we have offered limited partners an opportunity to receive cash or limited partnership interests in AIMCO Properties, the limited partners who tender usually prefer the cash option.

      DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

      - The per unit liquidation value of your partnership, which we calculated to be $23.30, is based on the operating results of your partnership for the twelve month period ended December 31, 2003, as capitalized using the direct capitalization method and using a capitalization rate of 8.75% with respect to Fieldpointe Apartments and 7.00% with respect to The Westmont.

      - Prices at which the units have recently sold to the extent such information is available to us; and

      -     The absence of a trading market for the units.

      Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below, and we considered the actual and pro forma operating results of the partnership.

      VALUATION OF UNITS. We determined our offer price by: (i) applying a capitalization rate to your partnership's pro forma operating results for the twelve month period ended December 31, 2003; (ii) adjusting this value for liabilities, non-real estate assets, and certain other costs; and (iii) determining the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. A capitalization rate is a percentage (rate of return), applied to property income by purchasers of residential real estate, to determine the present value of income property. The lower the capitalization rate, the higher the value produced, and the higher the capitalization rate, the lower the value produced. We used property incomes based on the operating results of your partnership for the twelve month period ended December 31, 2003. But in determining the appropriate capitalization rate, we also considered the following factors. Our method for selecting a capitalization rate begins with each property being assigned a location and condition rating (for example, "A" for excellent, "B" for good, and so on). We then adjusted the capitalization rate based on whether the property's mortgage debt is above or below market rates. We also consider recent changes in your partnership's property income and occupancy rate. All these factors are subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

      Although the direct capitalization method is an accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We determined our cash consideration in the following manner. First, we estimated the gross property value of your partnership's property by applying a capitalization rate of 8.75% to the operating results of Fieldpointe Apartments and 7.00% to the operating results of The Westmont for the twelve month period ended December 31, 2003 to obtain its estimated gross property value. We then calculated the value of the equity of your partnership by adding to the aggregate gross property value the value of the non-real estate assets of your partnership and deducting its liabilities and certain other costs, including required capital expenditures, deferred maintenance and closing costs, to derive its net equity value. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Based on the terms of your partnership's agreement of limited partnership, 99% of the estimated liquidation proceeds are assumed to be distributed to limited partners of your partnership. Our offer price represents the per unit liquidation proceeds determined in this manner.

Gross valuation of partnership properties                                    $ 58,832,312
Plus: Cash and cash equivalents                                                 3,374,699
Plus: Other partnership assets, net of security deposits                        2,551,930
Less: Mortgage debt, including accrued interest                               (40,548,287)
Less: Loans from Partners                                                         (44,257)
Less: Accounts payable and accrued expenses                                      (332,324)
Less: Other liabilities                                                          (663,562)
                                                                             ------------
Estimated net valuation of your partnership                                    23,170,511
Percentage of estimated net valuation allocated to holders of units                    99%
                                                                             ------------
Estimated net valuation of units                                             $ 22,938,806
       Total number of units                                                   984,369.00
                                                                             ------------
Estimated valuation per unit                                                 $      23.30
                                                                             ============

      COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, the affiliated general partners of your partnership have attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The affiliated general partners of your partnership are of the opinion that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

      The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results since December 31, 2003, as to income and expenses of the properties, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

      In addition, these estimates are based upon certain information available to the affiliated general partners of your partnership, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the affiliated general partners of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the affiliated general partners of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's properties are sold and changes in availability of capital to finance acquisitions of apartment properties.

      Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2036, unless sooner terminated as provided in the agreement or by law.


                       COMPARISON TABLE                                     PER UNIT
                       ----------------                                     --------
Cash offer price .............................................               $23.30
Alternatives
     Highest price on secondary market........................               $13.50
     Estimated liquidation proceeds...........................               $23.30


      PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

      Set forth below are the high and low sale prices of units for the periods listed below as reported by The Direct Investments Spectrum (formerly known as The Partnership Spectrum), which is an independent, third-party source. The gross sales prices reported by The Direct Investments Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Direct Investments Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Direct Investments Spectrum. We do not know whether the information compiled by The Direct Investments Spectrum is accurate or complete.

          SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE DIRECT
                              INVESTMENTS SPECTRUM

                                                                      High                Low
                                                                      ----                ---
Period Ended June 30, 2004: ................................         $12.50              $11.25
Year Ended December 31, 2003: ..............................          13.50               11.00
Year Ended December 31, 2002: .......................                 12.99               10.25

      Set forth in the table below are the high and low sales prices of units for the periods listed below, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

              SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE
                           AMERICAN PARTNERSHIP BOARD

                                                                      High                Low
                                                                      ----                ---
Period Ended June 30, 2004: ................................            N/A                 N/A
Year Ended December 31, 2003: ..............................         $13.25              $13.25
Year Ended December 31, 2002: .......................                 13.25               13.25

      ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. The affiliated general partners of your partnership estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's properties are sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to the unitholders in accordance with your partnership's agreement of limited partnership.

      The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

      ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the present time.

10. POSITION OF THE AFFILIATED GENERAL PARTNERS OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER.

      The partnership and the affiliated general partners of your partnership have provided the following information for inclusion in this offer to purchase:

      The affiliated general partners of your partnership are remaining neutral and make no recommendation as to whether you should tender or refrain from tendering your units in the offer. The affiliated general partners of your partnership make no recommendation with respect to the offer for the following reasons:

      - Tendering units pursuant to the offer would increase the voting power of AIMCO and its affiliates, including the voting power with respect to the removal of the affiliated general partners of your partnership.

      - The offeror is an affiliate of the affiliated general partners and desires to purchase units at a low price, and you desire to sell the units at a high price. As an affiliate of the offeror, the affiliated general partners of your partnership have an indirect financial interest in the offer.

      - The offeror has not conditioned the offer on the approval of an independent third party or a majority of the unaffiliated limited partners.

      - The affiliated general partners are unable to make a recommendation because each limited partner's circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include a limited partner's financial position, his need or desire for liquidity, other financial opportunities available to him, and his tax position and the tax consequences to him of selling his units.

      You must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. Without quantifying or otherwise attaching any particular weight to any of the following factors or information, you may want to consider the following:

      - The offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them.

      -     The offer price and the method used to determine the offer price.

      - The offer price is based on an estimated value of your partnership's properties that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets.

      - The prices at which the units have recently sold, to the extent such information is available.

      - The trading market for your units may not be a reliable measure of value.

      - An analysis of possible alternative transactions, including a property sale, or a liquidation of the partnership.

      - The financial condition and results of operations of your partnership.

      - The fact that if your partnership were liquidated - as opposed to continuing - the general partners would not receive the substantial fees they currently receive. As discussed in "Section 9. Background and Reasons for the Offer - Alternatives Considered by The Affiliated General Partners," we are of the opinion that liquidation of the partnership is not in the best interests of the unitholders. Therefore, we are of the opinion that the fees paid to the general partners would continue even if the offer was not consummated. We are not proposing to change the current fee arrangements.

      To our knowledge, no general partner of your partnership nor any of their affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer -- Section 12. Future Plans of the Purchaser," we are not aware of any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partners, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer --
Section 9. Background and Reasons for the Offer" and "The Offer -- Section 11. Conflicts of Interest and Transactions with Affiliates." See also "The Offer --
Section 9. Background and Reasons for the Offer -- Comparison to Alternative Consideration -- Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

      CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. We control REEP, one of the three general partners of your partnership, through its general partner, and we control a 50% interest in WRC, another of the general partners. The affiliated general partners of your partnership have substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your affiliated general partners in attempting to reconcile our interests with the interests of the other limited partners. The conflicts of interest include the fact that we desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS. The affiliated general partners make no recommendation as to whether you should tender or refrain from tendering your units.

      CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. Your partnership owns two properties through operating partnerships in which it holds 99% limited partnership interests: Fieldpointe Apartments, which is owned by Carrollton X Associates Limited Partnership ("Carrollton"), and The Westmont, which is owned by Columbia Westmont Associates, L.P. ("Columbia"). The following information is based on your partnership's annual report on Form 10-K for the year ended December 31, 2003.

      The management agent for The Westmont is an affiliate of one of the Columbia general partners. It received property management fees calculated at 3% of rental income for each of the three years ended December 31, 2003. The charges to operations amounted to $180,084, $175,225 and $180,317 during 2003, 2002 and 2001, respectively. As of December 31, 2003 and 2002, accrued management fees and other expenses paid on behalf of Columbia were $13,708 and $20,336, respectively.

      The management agent for Fieldpointe Apartments for each of the two years ended December 31, 2003 was WRMC, Inc. ("WRMC"), an affiliate of two of the general partners of your partnership and one of the Carrollton general partners. During the year ended December 31, 2001, Fieldpointe Apartments was managed by Wilder Richman Management Corporation, another affiliate of two of the general partners and one of the Carrollton general partners. During each of the three years ended December 31, 2003, the management agent was entitled to property management fees equal to 4% of residential income collected. In addition, the management agent was entitled to a reporting fee of $5 per unit per month for bookkeeping and reporting services. The maximum annual management and reporting fees may not exceed 5% of gross collections. Such fees of $110,492, $110,024 and $91,189 were charged to operations during 2003, 2002 and 2001, respectively.

      An affiliate of two of the general partners provides investor services for which it receives an amount equal to 0.5% of the gross proceeds from the offering of Partnership units, which amount is $98,437 per year. The partnership paid the affiliate $198,437, $218,455 and $211,532 during 2003, 2002 and 2001, respectively, which includes amounts incurred and recorded in prior years.

      A shareholder of two of the general partners provided debt financing for the capitalization of LaMere Associates, Inc. ("LaMere"). In connection with such debt financing, the shareholder received 20% of the stock of LaMere. LaMere was paid premiums in connection with property, workers compensation, liability and umbrella insurance coverage provided to Carrollton. In connection with such insurance coverage, Carrollton incurred $87,411, $65,392 and $38,452 in premiums for the years ended December 31, 2003, 2002 and 2001, respectively.

      COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in the general market areas where your partnership's properties are located. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the properties considered to be most conveniently located for the customer's needs.

      FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

      12. FUTURE PLANS OF THE PURCHASER.

      We control REEP, one of the three general partners of your partnership, through its general partner, and REEP owns a 50% interest in WRC, another of the general partners. We therefore could be deemed to have the ability to significantly control the management of your partnership. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

      Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's properties, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

      Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's properties. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your affiliated general partners' fiduciary obligations, the affiliated general partners will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners. The original prospectus offering units in your Partnership anticipated that the properties owned by your partnership would be sold between eight to twelve years from when the properties were acquired. We do not currently expect that any of the partnership's properties will be sold in the foreseeable future.

      We have been advised that the possible future transactions the affiliated general partners expect to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the affiliated general partners of the partnership or their affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted by the partnership agreement. Limited partners may vote on a liquidation, and if we acquire a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

      GENERAL. Your partnership was organized on October 10, 1986 under the laws of the State of Delaware. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of acquiring, holding, selling, disposing of and otherwise deal with limited partnership interests in luxury multi-family, rental housing complexes in suburban or metropolitan areas.

      Your partnership's investment portfolio currently consists of the following two residential apartment complexes: Fieldpointe Apartments, a 252-unit complex in Frederick, Maryland; and The Westmont, a 163-unit complex in New York, New York.

      The general partners of your partnership are Wilder Richman Resources Corporation, a Delaware corporation, Real Estate Equity Partners L.P., a Delaware limited partnership, and WRC-87A Corporation, a Delaware corporation. We control Real Estate Equity Partners L.P. through its general partner, and REEP owns 50% of WRC-87A Corporation. As of December 31, 2003, there are 984,369 units outstanding, which are held of record by 971 limited partners. REEP's principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone (303) 757-8101. Your partnership's principal executive offices are located at 599 W. Putnam Avenue, Greenwich, Connecticut 06830, telephone (203) 869-0900.

      For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you earlier this year, particularly Item 2 of Form 10-K, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. In addition, your partnership is subject to the information and reporting requirements of the Exchange Act and information about your partnership can be obtained in the same manner as information can be obtained about us, as set forth in "The Offer --
Section 8. Information Concerning Us and Certain of Our Affiliates."

      TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2036, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

      COMPETITION. There are other residential properties within the market areas of your partnership's properties. The number and quality of competitive properties in such areas could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we are of the opinion that AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States.

      FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2003, 2002 and 2001 is based on audited financial statements. The selected financial information set forth below for the periods ended June 30, 2004 and 2003 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your partnership for the year ended December 31, 2003, and the Quarterly Report on Form 10-Q for the periods ended June 30, 2004 and 2003.

                               SECURED INCOME L.P.

                               Six Months Ended June 30,              Year Ended December 31,
                               -------------------------      ---------------------------------------
                                   2004           2003          2003           2002           2001
                                   ----           ----          ----           ----           ----
Total Revenue                  $  2,069,693   $  2,325,564  $  8,553,640   $  8,437,933   $  8,446,311
Net (loss) earnings                 (13,390)       579,639       978,278      1,109,393      1,070,991

Net (loss) earnings allocated
per unit of limited
partnership interest                  (0.02)          0.59          0.98           0.78             --

At applicable reporting date:

     Total assets                28,459,916     30,504,316    29,478,485     30,984,345     32,940,557

     Mortgages payable           40,548,287     41,102,913    40,830,762     41,365,120     41,833,655


*Includes extraordinary loss of $509,899 in connection with the write-off of unamortized mortgage costs.

      DESCRIPTION OF PROPERTY. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.

                                    Date of                   Type of
          Property                  Purchase                 Ownership                    Use
          --------                  --------                 ---------                    ---
Fieldpointe Apartments               10/87          Fee ownership subject to      252-unit apartments
Frederick, Maryland                                 first mortgage

The Westmont                         12/88          Fee ownership subject to      163-unit apartments
New York, New York                                  first mortgage                 with 9,415 square
                                                                                   feet of commercial
                                                                                         space

      MORTGAGES. The mortgage financing of the Carrollton Partnership was financed from the sale of tax-exempt bonds pursuant to the terms of Section 103(b)(4)(a) of the Internal Revenue Code. The mortgage in the original amount of $10,494,100, bearing fixed 6.09% interest and maturing in February 2028, is insured by the United States Department of Housing and Urban Development ("HUD") under Section 221(d)(4) of the National Housing Act, as amended. Under the terms of the financing, 80% of the units are permitted market rate rents and 20% of the units are to be rented to people earning no more than the low or moderate income levels within the meaning of Section 103(b)(4)(a) of the Internal Revenue Code.

      The Columbia Partnership's mortgages were refinanced on June 7, 2000. The first mortgage, in the amount of $24.2 million, is subject to interest based on a variable low floater index with credit enhancement provided by the Federal Home Loan Mortgage Corporation ("Freddie Mac") and matures in July 2030. The second mortgage, in the amount of $8.55 million and payable to Freddie Mac, is subject to fixed interest at 8.07% and matures in July 2015. Under the terms of the refinancing, 20% of the residential units in The Westmont will be maintained for occupancy by low or moderate income tenants through July 2004.

      RENTAL RATES AND OCCUPANCY. As of December 31, 2003, the market rental rates of the properties were approximately as follows:

                           FIELDPOINTE APARTMENTS       THE WESTMONT
                           ----------------------       ------------
Monthly Rental Rates:
     Studio                                            $1,750 - $2,265
     One-Bedroom                 $745 - $770           $1,976 - $3,584
     Two-Bedroom                 $815 - $905           $3,000 - $4,455
     Three-Bedroom              $995 - $1,055          $4,000 - $4,888

      The low and moderate income rental rates as of December 31, 2003 for Fieldpointe Apartments fall within the ranges noted above. Such rates for The Westmont range from $705 to $1,104. The Fieldpointe Apartments occupancy rate was approximately 92% as of December 31, 2003. The Westmont's occupancy rate as of December 31, 2003 was approximately 96% as to residential dwelling units and approximately 88% as to commercial space.

      PROPERTY MANAGEMENT. The management agent for Fieldpointe Apartments is WRMC, an affiliate of the unaffiliated general partners of your partnership. The management agent for The Westmont is affiliated with one of the general partners of its operating partnership but is not affiliated with us.

      DISTRIBUTIONS. The agreement of limited partnership of the partnership provides that all Cash Available for Distribution (as defined therein) be distributed quarterly to the partners in specified proportions. Including a distribution made to the unitholders in March 2004, the partnership has made twelve consecutive quarterly distributions totaling $4,724,971, representing approximately $1.60 per Unit for each of the years ended December 31, 2003, 2002 and 2001.

      BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to 162,564, or 16.35%, of the outstanding limited partner units of your partnership, along with an approximate 0.333% general partnership interest held by REEP. AIMCO and AIMCO-GP, Inc. also share the voting and dispositive power of the 0.334% general partnership interest held by WRC-87A Corporation with the unaffiliated general partner. Except as set forth in this offer to purchase, neither we, nor, to the best of our knowledge, any of our affiliates, (i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

      COMPENSATION PAID TO THE GENERAL PARTNERS AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts incurred to your partnership's unaffiliated general partners and its affiliates on a historical basis. The property managers are entitled to receive 4% of residential income collected with respect to the Fieldpointe Apartments and 3% of rental income with respect to The Westmont. In addition, the management agent of Fieldpointe Apartments is entitled to a reporting fee of $5 per unit for bookkeeping and reporting services.

          PARTNERSHIP FEES AND      THE WESTMONT MANAGEMENT    FIELDPOINTE MANAGEMENT AND
YEAR            EXPENSES                     FEES                    REPORTING FEES
----            --------                     ----                    --------------
2001            $136,889                   $180,317                      $91,189

2002             163,829                    175,225                      110,024

2003             185,848                    180,084                      110,492


      LEGAL PROCEEDINGS. We are not aware of any material legal proceedings.

      ENVIRONMENTAL. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances present on a property. Such laws often impart liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and the partnership's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership or operation of properties, the partnership could potentially be liable for environmental liabilities or costs associated with its properties or properties it may acquire in the future.

      Any remaining costs are not expected to be material. The affiliated general partners are of the opinion that the partnership's properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

      ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's most recent SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

14.   VOTING POWER.

      Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partners. REEP, one of the three general partners of your partnership, is our subsidiary, and we control a 50% interest in WRC, another of the general partners. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 162,564 units, or approximately 16.51%, of the outstanding units of your partnership. If we acquire a substantial number of additional units pursuant to this offer, we may be in a position to significantly influence or control such votes of the limited partners.

15.   SOURCE OF FUNDS.

      We expect that approximately $19.1 million will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $11,000). For more information regarding fees and expenses, see "The Offer - - Section 19. Fees and Expenses."

      We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by certain of AIMCO's subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.15% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

      We are of the opinion that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of June 30, 2004, we had approximately $90.6 million of cash on hand and approximately $136.7 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16.   DISSENTERS' RIGHTS.

      Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

      No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners.

17.   CONDITIONS OF THE OFFER.

      Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

      - to the extent that it is beyond our direct or indirect control, any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, which change would, individually or in the aggregate, result in, or reasonably be expected to result in, an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a "Material Adverse Effect"), or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has had or may have a Material Adverse Effect, or the ability of the general partners to assert full control over the assets, privileges and immunities of the partnership, including without limitation the ability of the general partners to distribute the cash and cash equivalent to the limited partners; or

      - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% measured from the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iii) any material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case measured between the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

      - there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer,
            (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
            (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a Material Adverse Effect; or

      - there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

      - your partnership shall have, due to events beyond our direct or indirect control, (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced,
            (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have a Material Adverse Effect on the value of your partnership or an adverse effect on the value of the units in an amount in excess of 10% of the offer price per unit, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

      - a new tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or the consideration offered in any tender offer or exchange offer for any units so commenced or publicly proposed is increased, or it shall have been publicly disclosed or we shall have otherwise learned that
            (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

      - the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

      - there would be 320 or fewer unitholders outstanding as a result of the consummation of the offer.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part in our reasonable discretion. We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer, and we will not delay payment subsequent to the expiration of the offer other than in anticipation of receiving necessary government approvals. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time permitted by the securities laws. If we waive or amend any condition with respect to the tender of any unit, we will waive or amend such condition as to the tenders of all units. We will not waive or amend a material condition to the offer on the expiration date. If we waive or amend any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units. In interpreting these conditions, we shall at all times comply with our obligations under the securities laws, and where a condition is subject to our discretion or judgment, we shall act as a reasonably prudent investor would act. If there is any question as to whether a condition is satisfied or waived, then we will exercise due care to ensure that the unitholders receive prompt notice of the failure of any condition.

18.   CERTAIN LEGAL MATTERS.

      GENERAL. Except as set forth in this Section 18, we are not, based on information provided by the affiliated general partners, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

      ANTITRUST. We are of the opinion that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not applicable to the acquisition of units contemplated by our offer.

      MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

      STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19.   FEES AND EXPENSES.

      You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                           ---------------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. The Schedules TO and any amendments, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information concerning your Partnership--Additional Information concerning your Partnership."

      The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at its address set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

                  By Mail, Overnight Courier or Hand Delivery:
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                                  By Facsimile:
                                 (201) 460-0050

                          For information please call:
                                 (800) 217-9608

                                     ANNEX I

                             OFFICERS AND DIRECTORS

      The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP"); and the general partners of your partnership, are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The directors of REEP are Terry Considine and Peter K. Kompaniez. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

                 NAME                                                    POSITION
                 ----                                                    --------
 Terry Considine...................... Chairman of the Board, Chief Executive Officer and President
 Peter K. Kompaniez................... Vice Chairman of the Board
 Jeffrey W. Adler..................... Executive Vice President -- Conventional Property Operations
 Harry G. Alcock...................... Executive Vice President and Chief Investment Officer
 Miles Cortez......................... Executive Vice President, General Counsel and Secretary
 Joseph DeTuno........................ Executive Vice President -- Redevelopment
 Randall J. Fein...................... Executive Vice President -- University Housing
 Patti K. Fielding.................... Executive Vice President -- Securities and Debt
 Thomas M. Herzog..................... Senior Vice President and Chief Accounting Officer
 Lance J. Graber...................... Executive Vice President -- AIMCO Capital
 Paul J. McAuliffe.................... Executive Vice President and Chief Financial Officer
 Ronald D. Monson..................... Executive Vice President
 James G. Purvis...................... Executive Vice President -- Human Resources
 David Robertson...................... Executive Vice President; President and Chief Executive Officer --  AIMCO Capital
 James N. Bailey...................... Director
 Richard S. Ellwood................... Director
 J. Landis Martin..................... Director
 Thomas L. Rhodes..................... Director


                                Annex II - Page 1

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Terry Considine.....................    Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and AIMCO-GP since July 1994.  Mr. Considine serves as Chairman of the Board of Directors of American Land Lease, Inc. (formerly Asset
                                        Investors Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a director of AIMCO since
                                        July 1994 and was appointed President in July 1997.  Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated, which was acquired by AIMCO in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial
                                        Corporation ("HFC"), a United States holding company for Heron
                                        International, N.V.'s real estate and related assets.  While at HFC,
                                        Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate.

Jeffrey Adler.......................    Mr. Adler was appointed Executive Vice President, Conventional
                                        Property Operations in January 2003.  Previously he served as Senior
                                        Vice President of Risk Management of  AIMCO from January 2002 until
                                        November 2002, when he added the responsibility of Senior Vice
                                        President, Marketing. Prior to joining AIMCO, Mr. Adler was Vice
                                        President, Property/Casualty for Channelpoint, a software company from 2000 to 2002. From 1990 to 2000 Mr. Adler  held several positions at Progressive Insurance including Colorado General
                                        Manager from 1996 to 2000, Product Manager for Progressive Insurance
                                        Mountain Division from 1992 to 1996, and  Director of Corporate
                                        Marketing from 1990 to 1992. Mr. Adler received a B.A. from Yale
                                        University and a MBA from the Wharton School of the University of
                                        Pennsylvania.

Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to
                                        October 1997, when he was promoted to Senior Vice President -
                                        Acquisitions.  Mr. Alcock served as Senior Vice
                                        President-Acquisitions until October 1999, when he was promoted to
                                        Executive Vice President and Chief Investment Officer.  Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and financing activities since July 1994.  From June 1992 until July 1994, Mr.
                                        Alcock served as Senior Financial Analyst for PDI and HFC.  From
                                        1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los
                                        Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development.  From 1987 to 1988, Mr. Alcock worked for Ford
                                        Aerospace Corp.  He received his B.S. from San Jose State
                                        University.


                                Annex II - Page 2

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Miles Cortez........................    Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001.  Since December 1997, Mr. Cortez has
                                        been a founding partner and the senior partner of the law firm of
                                        Cortez Macaulay Bernhardt & Schuetze LLC.  From August 1993 to
                                        November 1997, Mr. Cortez was a partner in the law firm of McKenna &
                                        Cuneo, LLP.  Mr. Cortez was the President of the Denver Bar
                                        Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was President of the
                                        Colorado Bar Association from 1996-1997, and was a member of the
                                        American Bar Association House of Delegates from 1990-1995.  Mr.
                                        Cortez is a Life Fellow of the Colorado Bar Foundation and American
                                        Bar Foundation.  Mr. Cortez has been listed in the national publication "The Best Lawyers in America" for business litigation for the past ten years.

Joseph DeTuno.......................    Mr. DeTuno was appointed Executive Vice President-Redevelopment of
                                        AIMCO in February 2001.  Mr. DeTuno has been Senior Vice
                                        President-Property Redevelopment of AIMCO since August 1997.  Mr.
                                        DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Randall J. Fein.....................    Mr. Fein was appointed Executive Vice President in October 2003.  He is responsible for Student Housing.  Prior to joining AIMCO, Mr.
                                        Fein was president of the general partner of Texas First L.P. and
                                        Income Apartment Investors L.P.  Mr. Fein is a 1977 graduate of the
                                        University of Texas at Austin. He also received a J.D. from the
                                        University of Texas at Austin in 1980.

Patti K. Fielding...................    Ms. Fielding was appointed Executive Vice President in February
                                        2003.  She is responsible for securities and debt financing and the treasury department.  From January 2000 to February 2003, Ms.
                                        Fielding served as Senior Vice President - Securities and Debt.  Ms.
                                        Fielding joined the Company in February 1997 and served as Vice
                                        President-Tenders, Securities and Debt until January 2002.  Prior to joining the Company, Ms. Fielding was a Vice President with Hanover
                                        Capital Partners from 1996 to 1997, Vice Chairman, Senior Vice
                                        President and Principal of CapSource Funding Corp from 1993 to 1995, and Group Vice President with Duff & Phelps Rating Co. from 1987 to
                                        1993.

Lance Graber........................    Mr. Graber was appointed Executive Vice President - Acquisitions in
                                        October 1999.  His principal business function is acquisitions.
                                        Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at
                                        Credit Suisse First Boston engaged in real estate financial advisory services and principal investing.  He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.  Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.


                                Annex II - Page 3

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Martha J. Long......................    Ms. Long has been with AIMCO since October, 1998 and served in various capacities. From 1998 to 2001, she served as Senior Vice
                                        President and Controller. During 2002 and 2003, she served as Senior
                                        Vice President of Continuous Improvement. Most recently, she has been named Chief Executive Officer of the general partner of AIMCO's affiliated partnerships.

Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                        February 1999 and was appointed Chief Financial Officer in October
                                        1999.  Prior to joining AIMCO, Mr. McAuliffe was Senior Managing
                                        Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led AIMCO's initial public offering in 1994.  Mr. McAuliffe was also a Managing
                                        Director and head of the real estate group at CS First Boston from
                                        1990 to 1993 and he was a Principal in the real estate group at
                                        Morgan Stanley & Co., Inc. from 1983 to 1990.  Mr. McAuliffe received a B.A. from Columbia College and an MBA from University of
                                        Virginia, Darden School.

Ron Monson..........................    Mr. Monson was appointed Executive Vice President and Head of
                                        Property Operations of AIMCO on February 6, 2001.  Mr. Monson has
                                        been with AIMCO since 1997 and was promoted to Divisional Vice
                                        President in 1998.  Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn.  Mr.
                                        Monson received a Bachelor of Science from the University of
                                        Minnesota and a Masters in Business Administration from Georgia
                                        State University.

Jim Purvis..........................    Mr. Purvis was appointed Executive Vice President in February 2003.
                                        He is responsible for AIMCO's Human Resources and People
                                        Initiatives. Mr. Purvis has over 20 years of executive strategic human resources experience. Prior to joining AIMCO, he was Vice
                                        President, HR at SomaLogic, a privately funded biotechnology company. He was a principal in O3C Global Organization Solutions, and has held executive human resources and operations management positions in ALCOA (Aluminum Company of America), Texas Air/ Eastern
                                        Airlines, Starwood/Westin Hotels and Resorts, and
                                        Tele-Communications  (TCI) Technology, Inc.  Mr. Purvis holds a BA in communications and modern languages from the University of Notre
                                        Dame.

David Robertson.....................    Mr. Robertson was appointed Executive Vice President - Affordable
                                        Properties in February 2002.  He is responsible for affordable property operations, refinancing and other value creation within the
                                        Company's affordable portfolio.  Prior to joining the Company, Mr.
                                        Robertson was a member of the investment-banking group at Smith
                                        Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994.  Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a
                                        privately held chain of specialty food stores.


                                Annex II - Page 4

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in June 2000.  In 1973,
Cambridge Associates, Inc.              Mr. Bailey co-founded Cambridge Associates, Inc., which is an
1 Winthrop Square,                      investment consulting firm for non-profit institutions and wealthy
Suite 500                               family groups.  He is also Co-Founder, Treasurer and Director of The
Boston, MA  02110                       Plymouth Rock Company, Direct Response Corporation and Homeowners'
                                        Direct Corporation, each of which is a United States personal lines insurance company.  He received his M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard Law School.

Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                        currently Chairman of the Audit Committee and a member of the
Rumson, NJ  07660                       Compensation Committee.  Mr. Ellwood is the founder and President of
                                        R.S. Ellwood & Co., Incorporated, a real estate investment banking firm.  Prior to forming R.S. Ellwood & Co., Incorporated in 1987,
                                        Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill
                                        Lynch Capital Markets from 1984 to 1987; Managing Director at
                                        Warburg Paribas Becker from 1978 to 1984; general partner and then
                                        Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to
                                        1968.  Mr. Ellwood currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                            Chairman of the Compensation Committee on March 19, 1998.  Mr.
Suite 4300                              Martin is a member of the Audit Committee.  Mr. Martin has served as
Denver, CO  80202                       President and Chief Executive Officer of NL Industries, Inc., a
                                        manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating though its affiliates Titanium Metals Corporation ("TIMET")
                                        and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive
                                        Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton")
                                        in 1994, Mr. Martin served as Chairman of the Board and Chief
                                        Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle
                                        International Corporation, a communications company.


                                Annex II - Page 5

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the Audit and Compensation Committees.  Mr. Rhodes has
4th Floor                               served as the President and a Director of National Review magazine
New York, NY  10016                     since November 1992, where he has also served as a Director since
                                        1998. From 1976 to 1992, he held various positions at Goldman, Sachs
                                        & Co. and was elected a General Partner in 1986 and served as a
                                        General Partner from 1987 until November 1992. He is currently
                                        Co-Chairman of the Board, Co-Chief Executive Officer and a Director
                                        of American Land Lease, Inc. He also serves as a Director of Delphi
                                        Financial Group and its subsidiaries, Delphi International Ltd.,
                                        Oracle Reinsurance Company and the Lynde and Harry Bradley
                                        Foundation.


                                Annex II - Page 6

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
                     SECURED INCOME L.P. (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                   DATED SEPTEMBER 1, 2004 (THE "OFFER DATE")
                                       BY
                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT MIDNIGHT, NEW YORK TIME,
     ON SEPTEMBER 29, 2004, UNLESS EXTENDED (AS EXTENDED FROM TIME TO TIME,
                             THE "EXPIRATION DATE")
--------------------------------------------------------------------------------
TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY THE ALTMAN GROUP, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                           --------------------------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                           ---------------------------

      FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (800) 217-9608 (TOLL FREE).

                     The Information Agent for the offer is:

                             THE ALTMAN GROUP, INC.

          By Mail:                    By Overnight Courier:                 By Hand:

  1275 Valley Brook Avenue        1275 Valley Brook Avenue          1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071      Lyndhurst, New Jersey 07071      Lyndhurst, New Jersey 07071
       (800) 217-9608                  (800) 217-9608                    (800) 217-9608

                         By Facsimile:                  By Telephone:

                        (201) 460-0050            TOLL FREE (800) 217-9608

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.


                                Annex II - Page 1

Ladies and Gentlemen:

      The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the offer to purchase, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the offer to purchase as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

      SUBJECT TO AND EFFECTIVE UPON ACCEPTANCE FOR CONSIDERATION OF ANY OF THE UNITS TENDERED HEREBY AND THEREBY IN ACCORDANCE WITH THE TERMS OF THE OFFER TO PURCHASE, THE SIGNATORY HEREBY AND THEREBY IRREVOCABLY SELLS, ASSIGNS, TRANSFERS, CONVEYS AND DELIVERS TO, OR UPON THE ORDER OF, THE PURCHASER ALL RIGHT, TITLE AND INTEREST IN AND TO SUCH UNITS TENDERED HEREBY AND THEREBY THAT ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, (I) ALL OF THE SIGNATORY'S INTEREST IN THE CAPITAL OF THE PARTNERSHIP, AND THE SIGNATORY'S INTEREST IN ALL PROFITS, LOSSES AND DISTRIBUTIONS OF ANY KIND TO WHICH THE SIGNATORY SHALL AT ANY TIME BE ENTITLED IN RESPECT OF HIS OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, DISTRIBUTIONS IN THE ORDINARY COURSE, DISTRIBUTIONS FROM SALES OF ASSETS, DISTRIBUTIONS UPON LIQUIDATION, WINDING-UP, OR DISSOLUTION, PAYMENTS IN SETTLEMENT OF EXISTING OR FUTURE LITIGATION, DAMAGES PAID IN CONNECTION WITH ANY EXISTING OR FUTURE LITIGATION AND ALL OTHER DISTRIBUTIONS AND PAYMENTS MADE FROM AND AFTER THE EXPIRATION DATE, IN RESPECT OF THE UNITS TENDERED BY THE SIGNATORY AND ACCEPTED FOR PAYMENT AND THEREBY PURCHASED BY THE PURCHASER; (II) ALL OTHER PAYMENTS, IF ANY, DUE OR TO BECOME DUE TO THE SIGNATORY IN RESPECT OF THE UNITS, UNDER OR ARISING OUT OF THE AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), OR ANY AGREEMENT PURSUANT TO WHICH THE UNITS WERE SOLD (THE "PURCHASE AGREEMENT"), WHETHER AS CONTRACTUAL OBLIGATIONS, DAMAGES, INSURANCE PROCEEDS, CONDEMNATION AWARDS OR OTHERWISE;
(III) ALL OF THE SIGNATORY'S CLAIMS, RIGHTS, POWERS, PRIVILEGES, AUTHORITY, OPTIONS, SECURITY INTERESTS, LIENS AND REMEDIES, IF ANY, UNDER OR ARISING OUT OF THE PARTNERSHIP AGREEMENT OR PURCHASE AGREEMENT OR THE SIGNATORY'S OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY AND ALL VOTING RIGHTS, RIGHTS OF FIRST OFFER, FIRST REFUSAL OR SIMILAR RIGHTS, AND RIGHTS TO BE SUBSTITUTED AS A LIMITED PARTNER OF THE PARTNERSHIP; AND (IV) ALL PAST, PRESENT AND FUTURE CLAIMS, IF ANY, OF THE SIGNATORY WHETHER ON BEHALF OF THE PARTNERSHIP, INDIVIDUALLY OR ON BEHALF OF A PUTATIVE CLASS (INCLUDING WITHOUT LIMITATION ANY CLAIMS AGAINST LIMITED PARTNERS OF THE PARTNERSHIP, THE GENERAL PARTNER(S) AND/OR ANY AFFILIATES THEREOF) UNDER, ARISING OUT OF OR RELATED TO THE PARTNERSHIP AGREEMENT, THE PURCHASE AGREEMENT, THE SIGNATORY'S STATUS AS A LIMITED PARTNER, THE TERMS OR CONDITIONS OF THE OFFER TO PURCHASE, THE MANAGEMENT OF THE PARTNERSHIP, MONIES LOANED OR ADVANCED, SERVICES RENDERED TO THE PARTNERSHIP OR ITS PARTNERS, OR ANY OTHER CLAIMS ARISING OUT OF OR RELATED TO THE SIGNATORY'S OWNERSHIP OF UNITS IN THE PARTNERSHIP.

      NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part,


                                Annex II - Page 2
from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the offer to purchase, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer to purchase or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the offer to purchase.

      By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the offer to purchase will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

      The Signatory recognizes that under certain circumstances set forth in the offer to purchase, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER TO PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER NOVEMBER 1, 2004 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

      THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE AFFILIATED GENERAL PARTNERS OF THE PARTNERSHIP AND THE AFFILIATED GENERAL PARTNERS DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER TO PURCHASE. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS. THE SIGNATORY ALSO REPRESENTS AND WARRANTS THAT HE OR SHE WAS ADVISED TO CONSULT AN ATTORNEY WITH RESPECT TO HIS OR HER DECISION WHETHER TO TENDER HIS/HER INTEREST(S).

      The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

      All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

      The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.


                                Annex II - Page 3

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at its address (or its facsimile number) set forth herein before midnight, New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.

INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)          --    Copy of death certificate.

DECEASED OWNER (OTHERS)                --    Copy of death certificate (see also
                                             Executor/Administrator/Guardian
                                             below).

EXECUTOR/ADMINISTRATOR/GUARDIAN        --    Copy of court appointment documents
                                             for executor or administrator; and
                                             (a) a copy of applicable provisions
                                             of the will (title page,
                                             executor(s)' powers, asset
                                             distribution); or (b) estate
                                             distribution documents.

ATTORNEY-IN-FACT                       --    Current power of attorney.

CORPORATION/PARTNERSHIP                --    Corporate resolution(s) or other
                                             evidence of authority to act.
                                             Partnerships should furnish a copy
                                             of the partnership agreement.

TRUST/PENSION PLANS                    --    Unless the trustee(s) are named in
                                             the registration, a copy of the
                                             cover page of the trust or pension
                                             plan, along with a copy of the
                                             section(s) setting forth names and
                                             powers of trustee(s) and any
                                             amendments to such sections or
                                             appointment of successor
                                             trustee(s).

4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 28% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.
Joint accounts - should reflect the TIN of the owner whose name appears first. Trust accounts - should reflect the TIN assigned to the trust.
IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 28% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

      GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER - - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.


--------------------------------------------------------------------------------------------------------------------
FOR THIS TYPE OF ACCOUNT:                                   GIVE THE TAXPAYER IDENTIFICATION
                                                            NUMBER OF --
--------------------------------------------------------------------------------------------------------------------
1. An individual account                                    The individual

2. Two or more individuals (joint account)                  The actual owner of the account or, if combined
                                                            Funds, the first individual on the account

3. Husband and wife (joint account)                         The actual owner of the account or, if joint funds,
                                                            Either person

4. Custodian account of a minor (Uniform Gift to            The minor (2)
   Minors Act)

5. Adult and minor (joint account)                          The adult or, if the minor is the only contributor,
                                                            the minor (1)

6. Account in the name of guardian or committee for a       The ward, minor or incompetent person (3)
   designated ward, minor or incompetent person (3)

7. a. The usual revocable savings trust account             The grantor trustee (1)
      (grantor is also trustee)

   b. So-called trust account that is not a legal or        The actual owner (1)
      valid trust under state law

8. Sole proprietorship account                              The owner (4)

9.  A valid trust, estate or pension trust                 The legal entity (Do not furnish the identifying number
                                                           of the personal representative or trustee unless the
                                                           legal entity itself is not designated in the account
                                                           title.) (5)

10.  Corporate account                                      The corporation

11.  Religious, charitable, or educational                  The organization
      organization account

12.  Partnership account held in the name of the            The partnership
      business

13.  Association, club, or other tax-exempt                 The organization
      organization

14.  A broker or registered nominee                         The broker or nominee

15.  Account with the Department of Agriculture in          The public entity
    the name of a public entity (such as a State or
    local government, school district, or prison)
    that receives agricultural program payments

(1)   List first and circle the name of the person whose number you furnish.

(2)   Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

  GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE
                                    FORM W-9

      OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

      PAYEES EXEMPT FROM BACKUP WITHHOLDING

      Payees specifically exempted from backup withholding on ALL payments include the following:

      - A corporation.

      - A financial institution.

      - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.

      - The United States or any agency or instrumentality thereof.

      - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

      - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

      - An international organization or any agency or instrumentality thereof.

      - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

      - A real estate investment trust.

      - A common trust fund operated by a bank under section 584(a) of the Code.

      - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).

      - An entity registered at all times under the Investment Company Act of 1940.

      - A foreign central bank of issue.

      - A futures commission merchant registered with the Commodity Futures Trading Commission.

      Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

      - Payments to nonresident aliens subject to withholding under section 1441 of the Code.

      - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

      - Payments of patronage dividends where the amount received is not paid in money.

      - Payments made by certain foreign organizations.

      - Payments made to an appropriate nominee.

      - Section 404(k) payments made by an ESOP.

      Payments of interest not generally subject to backup withholding include the following:

      - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

      - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).

      - Payments described in section 6049(b)(5) of the Code to nonresident aliens.

      - Payments on tax-free covenant bonds under section 1451 of the Code.

      - Payments made by certain foreign organizations.

      - Payments of mortgage interest to you.

      - Payments made to an appropriate nominee.

      Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

       Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

      PRIVACY ACT NOTICE - - Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

      PENALTIES

      (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER - - If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

      (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING - - If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

      (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION - - Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

      FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

            The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at its address set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

        By Mail:                    By Overnight Courier:                 By Hand:

  1275 Valley Brook Avenue        1275 Valley Brook Avenue        1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071      Lyndhurst, New Jersey 07071    Lyndhurst, New Jersey 07071
       (800) 217-9608                  (800) 217-9608                  (800) 217-9608

         By Facsimile:                                 By Telephone:

        (201) 460-0050                            TOLL FREE (800) 217-9608